                                    Exhibit 10.19
December 9, 2022

Shaun Andrews (301028)
EVP Chief Marketing Officer

Dear Shaun,

I am pleased to inform you that the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Lumen Technologies, Inc. (the “Company”) has approved the following performance-based cash award, subject to the terms and conditions set forth in this letter agreement, in recognition of your unique skills and our desire to secure your continued contributions to the Company.

You have been granted a one-time cash award in the amount of $1,000,000 (your “Award”) that will vest in two equal installments as follows:

•50% ($500,000) of your Award shall vest on April 1, 2023, provided that both (1) as of such date the North Star internal restructuring project (“North Star”) has been publicly announced by the Company, and (2) you are continuously employed by the Company until and on April 1, 2023 (the “First Vesting Date”); and
•50% ($500,000) of your Award shall vest on December 31, 2023, provided that you are continuously employed by the Company until and on December 31, 2023 (the “Second Vesting Date”) and together with the First Vesting Date, the “Vesting Dates”).

The foregoing notwithstanding, if prior to the Second Vesting Date your employment with the Company terminates due to your death or disability (as specified by the Company), then regardless of whether North Star has been announced as of such date, the unvested portion of your Award will be fully vested upon your termination date (with such termination date your “Termination Vesting Date”).

If the foregoing vesting requirements and other terms and conditions set forth in this letter agreement are met, the vested portion of your Award will be paid to you in a single lump sum (subject to applicable withholding obligations) as soon as administratively practicable after, but in event later than the second regularly scheduled pay period following, the applicable of First Vesting Date or the Second Vesting Date (or, if applicable, your Termination Vesting Date).

If your employment is terminated by the Company for any reason or you voluntarily terminate your employment with the Company, then the unvested portion or your Award will be forfeited as of your termination date. Moreover, if North Star has not been publicly announced by the Company as of the First Vesting Date, then the first installment of your Award will not vest and will be forfeited as of April 1, 2023.

The Award is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code and the accompanying regulations and guidance under the short-term deferral exception.

This letter agreement may not be amended or modified except by a written agreement executed by you and the Company.

This letter agreement is not a contract of employment or an agreement of employment for a definite term. Except where otherwise required under applicable law, your employment remains an employment terminable at will by either party at any time and for any reason or no reason.

We have some challenging, yet exciting, months ahead. We are confident that we can count on you to continue to provide outstanding leadership and results in your area of expertise. I look forward to your continued contributions as we work together. Please reach out to me if you have any questions.

Best Regards,

Scott Trezise
EVP, Human Resources

I ACCEPT AND AGREE TO THE TERMS AND CONDITIONS OF THE AWARD:

Signature: _/s/ Shaun Andrews_____________________________________________________
Shaun Andrews

Date: __________________________________________________________

Please return by emailing executivecompensation@lumen.com. You will receive email confirmation within 48 hours after submission.

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